FIRST AMENDMENT TO PARTICIPATION AGREEMENT

This First Amendment (the "First Amendment") to that certain Participation Agreement dated March 27, 1998 (the "Participation Agreement") is entered into this 4th day of February, 2000 by and between Alliance Egyptian National Exploration Company (" Alliance"), GHP Exploration (Egypt) Ltd. ("GHP-Egypt") and GHP Exploration Corporation now TransAtlantic Petroleum Corp. ("TransAtlantic").

WHEREAS, Alliance GHP-Egypt and TransAtlantic entered into the Participation Agreement which provided for GHP-Egypt's acquisition of a twenty-five percent (25%) Participating Interest in that certain Concession Agreement for Petroleum Exploration and Exploitation between the Arab Republic of Egypt, The Egyptian General Petroleum Corporation and National Exploration Company (the "Concession Agreement") covering Block G, Central Sinai Area (the "Concession Area"), subject to and provided that TransAtlantic and GHP-Egypt fulfilled their respective obligations under the Participation Agreement.

WHEREAS, Alliance GHP-Egypt and TransAtlantic desire to amend the Participation Agreement to reflect the changes and agreements between the parties.

NOW THEREFORE, in consideration of the mutual promises and agreements set out below and for other good and consideration, the receipt and sufficiency of which is hereby acknowledged, Alliance, GHP-Egypt and TransAtlantic do hereby amend the Participation Agreement and agree as follows:

1. Alliance acknowledges receipt in full of the payment by GHP-Egypt of US $500,000 as required under Section 2.1(a)

2. Alliance acknowledges receipt of Common Shares in the capital of GHP Exploration Corporation having a market value on the Closing Date equal to US $500,000 as required under Section 2.1 (b).

3. Alliance acknowledges that by payment received on December 15, 1999, GHP-Egypt paid the outstanding balance of $38,656.00 billed to GHP- Egypt by Alliance by Cash Call dated January 29, 1999, in accordance with Sections 2.1(c) and 2.1(d) of the Participation Agreement.

4. Alliance acknowledges that by payment received concurrent with execution of this First Amendment, GHP-Egypt paid the outstanding balance of $854,572.00 (the "Cash Call Amount") billed to GHP- Egypt by Alliance by Cash Call dated December 13, 1999, in accordance with Sections 2.1 ( c) and 2.1 ( d) of the Participation Agreement.

5. Alliance acknowledges that the Escrowed Monies which were on deposit pursuant to Section 2.1 (e) have been released to GHP-Egypt by the agreement of the parties dated July 12, 1999 and have, in turn. been paid

Amend Central Sinai PA 20-F          - 1 -
to Alliance in partial payment of GHP-Egypt's obligations under Section 2.1
(c).

6. Alliance agrees that if GHP-Egypt (i) pays the Cash Call Amount specified in Paragraph 4 above and (ii) posts the security in favor of Alliance in accordance with Paragraph 8 below, GHP-Egypt will be relieved of its obligation to post the GHP Guarantee under Section 2.1 (e) and 2.1 (g). Alliance has posted with the Government the U.S. $6,000,000 Alliance Guarantee as required under the Concession Agreement and GHP-Egypt will not be required to provide any offsetting or replacement guarantee for any portion thereof; however, GHP Egypt shall pay to Alliance 40% of the direct out-of-pocket costs incurred by Alliance in posting the Alliance Guarantee within 15 days of being invoiced for such costs by Alliance.

7. GHP-Egypt agrees to fully fund its 40% share of the Initial Exploration Work Program under the Concession Agreement up to U.S. $8 million.

8. To secure GHP-Egypt's obligation to pay GHP-Egypt's share of Initial Exploration Work Program, TransAtlantic agrees to cause the pledge to Alliance of the cash proceeds which are released from that certain Letter of Credit in the amount of $562,918.11 (the "Escrow Amount") at the Bank of Montreal in an account styled GHP Exploration (West Gharib) Ltd., Account No.0010-929823. The Escrow Amount, upon release from the Bank of Montreal, will be deposited into an escrow account, in trust, at the law firm of Bennett Jones, in accordance with the terms of the letter agreement attached hereto as Schedule " A ". Interest earned on the Escrow Amount shall be for the account of GHP Egypt, unless the Escrow Amount is paid to Alliance. Release of funds from the escrow account will require the consent of Alliance.

9. Upon: (i) execution of this First Amendment; (ii) payment of the Cash Call Amount in accordance with Paragraph 4 above; and (iii) posting of the security in accordance with Paragraph 8 above, the parties agree GHP-Egypt and TransAtlantic shall be in full compliance with the Participation Agreement, as amended by this First Amendment, subject to the continuing obligations of GHP-Egypt and TransAtlantic as specified in the Participation Agreement.

10. Concurrent with execution of this First Amendment, the parties have entered into that certain Operating Agreement contemplated in Article 5.1 of tile Participation Agreement. The parties agree GHP-Egypt has been engaged as Technical Advisor since January, 1999 and will continue in that capacity. As compensation for providing these technical services, GHP-Egypt shall invoice Alliance as operator on a time-write basis. Charges shall be at GHP-Egypt's actual cost which includes actual salary

Amend Central Sinai PA 20-F          - 2 -
and benefits, an office overhead allocation plus out-of-pocket costs. Alliance shall have the right to audit such charges. Within thirty (30) days of the conclusion of the four (4) well drilling program now underway on the Concession, Alliance and GHP-Egypt shall agree upon a work program and budget in accordance with Article VI of the Operating Agreement for the remainder of the Initial Exploration Work Program.

11. Concurrent with execution of this First Amendment, upon presentation of paid invoices, GHP-Egypt and TransAtlantic shall pay up to U.S. $12,000 to Alliance to reimburse Alliance for legal fees and costs paid by Alliance to McCarthy Tetrault for preparing loan documents for a proposed U.S. $2.5 million loan from Alliance to GHP-Egypt which was not consummated.

12. The rights and remedies granted to Alliance in this First Amendment and the Participation Agreement shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to Alliance, whether at law, in equity or otherwise. Each right and remedy available to Alliance may be exercised from time to time and so often and in such order as may be considered expedient by Alliance in its sole discretion. Each Party acknowledges and accepts that a fundamental principle of the Participation Agreement is that each Party pays its share of all amounts due under the Participation Agreement as and when required by cash call, invoice or authorization for expenditure. TransAtlantic and GHP-Egypt further agree that the nature and the amount of the remedies granted to Alliance hereunder are reasonable and appropriate in the circumstances.

13. Capitalized terms used but not defined herein shall have the same meaning given them in the Participation Agreement on the Concession Agreement.

14. This First Amendment shall be binding upon the successors and assigns of Alliance, GHP-Egypt and TransAtlantic.

15. Except as provided for above, the Participation Agreement is not otherwise amended and remains in full force and effect in accordance with its terms.

Amend Central Sinai PA 20-F          - 3 -

IN WITNESS WHEREOF, Alliance, GHP Egypt and TransAtlantic have caused their authorized representatives to sign in the spaces provided below signifying their agreement to the above terms and provisions effective as of the date first written above.

Alliance Egyptian National Exploration Company


-----------------------

By:
    -------------------
Its:
     -------------------


GHP Exploration (Egypt) Ltd.

By:
    -------------------
Its:
     -------------------

TransAtlantic Petroleum Corp. (formerly GHP Exploration Corporation)


-----------------------

By:
    -------------------
Its:
     -------------------

By its execution below, GHP Exploration (West Gharib) Ltd. indicates its agreement to the provisions of Paragraph 8 of the First Amendment to the Participation Agreement set out above.

GHP Exploration (West Gharib) Ltd.


-----------------------

By:
    -------------------
Its:
     -------------------


Amend Central Sinai PA 20-F          - 4 -